Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Powerfleet (the “Company”) acquired the issued share capital of MiX Telematics Limited (“MiX Telematics”) on April 2, 2024 by issuing new shares of Powerfleet common stock to MiX shareholders at the ratio of 0.12762 shares of Powerfleet common stock for each MiX ordinary share (and 3.19056 shares of Powerfleet common stock for each MiX ADS), resulting in Powerfleet issuing 70,704,110 new shares of Powerfleet common stock to acquire the 554,020,612 MiX ordinary shares, net of treasury shares, based on the shares in issue at April 2, 2024.

The acquisition of MiX Telematics is accounted for under the purchase method of accounting in these unaudited pro forma condensed combined financial statements.

The following unaudited pro forma condensed combined financial information of the combined company (the “pro forma financial information”) is based on Powerfleet’s historical consolidated financial statements of the Company and MiX Telematics as adjusted to give effect to the April 2, 2024 acquisition of MiX Telematics by Powerfleet.

The pro forma financial information illustrates the impact of the acquisition had it been effective on December 31, 2023 for purposes of the pro forma condensed combined balance sheet and January 1, 2023 for purposes of the pro forma condensed combined statement of operations and comprehensive loss.

The unaudited pro forma condensed combined financial statements should be read in conjunction with our historical financial statements and accompanying notes included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as well as the audited annual financial statements and accompanying notes of MiX Telematics as of and for the year ended March 31, 2023 included in this Form 8-K/A, and the MiX Telematics historical financial statements and accompanying notes included in the Quarterly Report on Form 10-Q for the nine months ended December 31, 2023.

Powerfleet and MiX Telematics had different fiscal year ends, December 31, 2023 and March 31, 2024, respectively. The unaudited pro forma condensed combined statement of operations and comprehensive loss for the year ended December 31, 2023 has been presented using Powerfleet’s audited consolidated statements of operations and comprehensive loss for the year ended December 31, 2023 and MiX Telematics’ unaudited consolidated statements of income and comprehensive loss for the nine months ended December 31, 2023 and adding MiX Telematics’ unaudited consolidated statements of income and comprehensive loss for the three months ended March 31, 2023.

The transaction accounting adjustments for the acquisition consist of those necessary to account for the acquisition. Separately, Powerfleet raised new net debt funding of $102.7 million in order to fully redeem all outstanding Series A preferred stock. The Series A preferred stock was redeemed at $90.3 million. The redemption amount was funded with the new debt proceeds raised. The adjustments related to the issuance of this debt are shown in a separate column as “Other transaction accounting adjustments.”

The pro forma information is presented for illustrative purposes only and does not necessarily reflect what the combined company’s financial position or results of operations would have been had the acquisition and the related financing occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. Our actual financial condition and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Items Not Reflected in the Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information does not include any adjustments related to future restructuring or one-time charges, future initiatives related to potential profit improvements or potential cost savings, which may result from the transactions. Powerfleet is currently developing plans to integrate the operations of Powerfleet and MiX Telematics, which may involve material costs. Powerfleet incurred $13.5 million in costs related to the transaction, and MiX Telematics incurred $11.3 million in costs. The pro forma fee adjustments below exclude any costs incurred post the historical period presented by MiX Telematics directly as the acquiree in the transaction in accordance with SEC guidance. Powerfleet expects that its integration and cost saving initiatives, as well as other potential synergies, will result in anticipated annual profit improvements of approximately $25 million across cost of revenues, sales and general administrative expense, and research and development expense, which are expected to be achieved by the end of fiscal 2026. Integration teams have been formed to further develop and execute detailed implementation programs, the related costs of which are currently being determined.

Unaudited Pro Forma Condensed Combined Balance Sheet As of December 31, 2023

(In thousands, except per share data)	Powerfleet (Historical)	MiX Telematics (Historical)	Reclassifications (O)	Transaction Accounting Adjustments	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$19,022	$25,419				$12,396	K	$56,837
Restricted cash	310	863						1,173
Accounts receivable, net of allowance for doubtful accounts	32,440	28,264						60,704
Inventory, net	22,602	5,137						27,739
Deferred costs - current	83	-						83
Prepaid expenses and other current assets	7,568	9,470						17,038
Total current assets	82,025	69,153				12,396		163,574

Fixed assets, net	12,383	40,865	(3,380)					49,868
Goodwill	83,487	39,060		162,546	A			285,093
Intangible assets, net	20,075	21,247		138,753	A			180,075
Right of use asset	6,195	-	3,380					9,575
Severance payable fund	3,802	-						3,802
Deferred tax asset	2,863	583						3,446
Other assets	6,916	10,614		(9,353)	A			8,177
Total assets	$217,746	$181,522		$291,946		$12,396		$703,610
LIABILITIES
Current liabilities
Short-term bank debt and current maturities of long-term debt	21,091	21,136				587	J	42,814
Accounts payable and accrued expenses	30,296	-	27,643	10,809	B			68,748
Accounts payables	-	4,897	(4,897)					-
Accrued expenses and other liabilities	-	23,614	(23,614)					-
Deferred revenue - current	5,666	6,487						12,153
Lease liability - current	1,503	-	868					2,371
Contingent consideration	-	312						312
Income taxes payable	-	288						288
Total current liabilities	58,556	56,734		10,809		587		126,686
Long-term debt, less current maturities	-	-				102,082	J	102,082
Deferred revenue - less current portion	4,956	-						4,956
Lease liability – less current portion	4,908	-	2,803					7,711
Accrued severance payable	4,533	-						4,533
Deferred tax liability	4,450	13,506		34,938	A			52,894
Other long-term liabilities	2,422	-	462					2,884
Long-term accrued expenses and other liabilities	-	3,265	(3,265)					-
Total liabilities	$79,825	$73,505		$45,747		$102,669		$301,746

Convertible redeemable preferred stock: Series A – 100 shares authorized, $0.01 par value; 60 shares issued and outstanding at December 31, 2023.	80,277	-				(80,277)	J	-

Total stockholders’ equity of the company	57,542	108,012		246,199	C	(9,996)	J	401,757
Non-controlling interest	102	5						107
Total equity	57,644	108,017		246,199		(9,996)		401,864
Total liabilities, convertible redeemable preferred stock and stockholders’ equity	$217,746	$181,522		$291,946		$12,396		$703,610

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss For the Year Ended December 31, 2023

(In thousands, except per share data)	Powerfleet (Historical)	MiX Telematics (Historical)*	Reclassifications (O)	Transaction Accounting Adjustments	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenue	$133,736	$150,063						$283,799
Cost of revenues	66,660	57,493		5,221	G			129,374
Gross profit	67,076	92,570		(5,221)				154,425
Operating expenses	79,633	79,616	-	7,503				166,752
- Selling, general and administrative expenses	71,253	-	73,984	7,503	H			152,740
- Research and development expenses	8,380	-	5,632					14,012
- Sales and marketing	-	14,732	(14,732)					-
- Administration and other	-	64,884	(64,884)					-
(Loss)/income from operations	(12,557)	12,954		(12,724)				(12,327)
Other (expense)/income	(29)	596						567
Interest income	103	939						1,042
Interest expense	1,602	2,089				9,426	L	13,117
Bargain purchase – Movingdots	9,034	-						9,034
(Loss)/income before income taxes	(5,051)	12,400		(12,724)		(9,426)		(14,801)
Income tax expense	589	6,820		(1,167)	I	274	M	6,516
(Loss)/income before non-controlling interest	(5,640)	5,580		(11,557)		(9,700)		(21,317)
Non-controlling interest	(35)	-		-		-		(35)
Net (loss)/income	(5,675)	5,580		(11,557)		(9,700)		(21,352)
Accretion of preferred stock	(7,139)	-		-		7,139	N	-
Preferred stock dividends	(4,493)	-		-		4,493	N	-
Net (loss)/income	$(17,307)	$5,580		$(11,557)		$1,932		$(21,352)
Other comprehensive income/(loss):
Foreign currency translation adjustment	594	(4,256)						(3,662)
Comprehensive (loss)/income	(16,713)	1,324		(11,557)		1,932		(25,014)
Less: Net loss attributable to non-controlling interest	-	-						-
Comprehensive (loss)/income	$(16,713)	$1,324		$(11,557)		$1,932		$(25,014)

Basic and diluted earnings per share (cents)	$(0.49)							$(0.20)
Weighted average common shares outstanding – basic and diluted (‘000) - Powerfleet	35,628			72,073	C			107,701

* The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical Powerfleet financial statements and accompanying notes included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Additionally, the MiX Telematics financial information has been derived from the unaudited consolidated statements of income and comprehensive loss of MiX Telematics for the nine months ended December 31, 2023 included in the Quarterly Report on Form 10-Q and the unaudited consolidated statement of income and comprehensive loss of MiX Telematics for the three months ended March 31, 2023. The unaudited consolidated statement of income and comprehensive loss of MiX Telematics for the three months ended March 31, 2023 has been derived from the audited consolidated statements of income and comprehensive income/(loss) of MiX Telematics as of March 31, 2023 included in the Annual Report on Form 10-K and the unaudited consolidated statement of income and comprehensive loss of MiX Telematics for the nine months ended December 31, 2022 included in the Quarterly Report on Form 10-Q.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1 – Basis of pro forma presentation

Powerfleet acquired the issued share capital of MiX Telematics on April 2, 2024 by issuing new shares of Powerfleet common stock to MiX shareholders at the ratio of 0.12762 shares of Powerfleet common stock for each MiX ordinary share (and 3.19056 shares of Powerfleet common stock for each MiX ADS), resulting in Powerfleet issuing 70,704,110 new shares of Powerfleet common stock to acquire the 554,020,612 MiX ordinary shares, net of treasury shares, based on the shares in issue at April 2, 2024.

Consideration of $362.0 million is based on Powerfleet’s closing share price of $5.12 on April 2, 2024.

The following table summarizes the components of the consideration (in thousands except per share information and the exchange ratio):

MiX ordinary shares outstanding	154,417
Exchange ratio	0.12762
Shares of Powerfleet common stock to be issued for MiX ordinary shares outstanding	19,707

MiX ADSs outstanding (representing 399,604 MiX ordinary shares)	15,984
Exchange ratio	3.19056
Shares of Powerfleet common stock to be issued for MiX ADSs outstanding	50,997
Total shares of Powerfleet common stock to be issued	70,704

Powerfleet stock price	$5.12
Consideration to be paid	$362,008

Transaction costs of $13.5 million directly attributable to the acquisition of MiX Telematics by Powerfleet were incurred. As of December 31, 2023, $3.5 million has already been incurred and included in the historical information, therefore $10.0 million has been recognized in stockholder’s equity ($6.3 million in accumulated deficit and $3.7 million related to withholding taxes related to the acceleration of Powerfleet stock options and restricted stock options and restricted stock in additional paid in capital). Any fees payable based on the Powerfleet share price were calculated based on the April 2, 2024, Powerfleet closing share price of $5.12 on the scheme implementation date.

A preliminary valuation analysis of the fair value of MiX Telematics’ assets acquired and liabilities to be assumed was performed. Using the total estimated consideration for the acquisition, Powerfleet has estimated the preliminary purchase price allocations as of April 2, 2024, which identified intangible assets of $160.0 million.

The following table summarizes the allocation of the preliminary purchase price as of December 31, 2023:

(In thousands)
Assets acquired	$181,522
Fair value step up of identifiable assets	129,400
Fair value step up of identifiable intangible assets	138,753
Fair value adjustments to other assets	(9,353)
Deferred tax liability	(34,938)
Goodwill	162,546
Fair value of replacement awards issued by the acquirer	(3,012)
Liabilities assumed	(73,505)
Non-controlling interest	(5)
Total estimated consideration	$362,008

The preliminary purchase price allocation reflects the adjustment of historical intangible assets acquired by Powerfleet to their estimated fair values. As part of the preliminary valuation analysis, Powerfleet identified intangible assets, including developed technology, trade names and customer relationships.

This preliminary purchase price allocation has been used to prepare the transaction accounting adjustments in the pro forma balance sheet and statement of income. The final purchase price allocation will be determined when Powerfleet has completed the detailed valuations and necessary calculations as described in more detail in the explanatory notes below. The preliminary purchase price of the acquisition of MiX Telematics has been allocated on a preliminary basis to the acquired assets and assumed liabilities based on management’s current estimate of fair value with the excess cost over net tangible and identifiable intangible assets acquired being allocated to goodwill. Management retained the services of a third party to assist in the preliminary valuation of the identifiable intangible assets acquired. These allocations are subject to change pending a final analysis of the preliminary purchase price of MiX Telematics, the identification of additional acquired assets and assumed liabilities and the allocation of the final purchase price to the fair value of acquired assets and assumed liabilities. The completion of Powerfleet’s accounting for the business combination with MiX Telematics, including assessing accounting policies for conformity, the determination of final purchase price, the identification of acquired assets and assumed liabilities, the allocation of the final purchase price to the fair value of acquired assets and assumed liabilities and changes in the amortization periods of amortizable assets will cause differences from the information presented herein and those differences may be material.

The following table summarizes the preliminary estimated fair values of MiX Telematics’ identifiable intangible assets and their estimated useful lives and uses a straight-line method of amortization:

(In thousands)	Estimated fair value	Estimated useful life in years	Annual 2023 amortization expense
Trade name	$10,000	14	700
Developed technology	30,000	5	6,000
Customer relationships	120,000	13	9,200
Total identifiable intangible assets and related amortization	$160,000		15,900
Total amortization recorded			6,500
Transaction accounting adjustments to amortization			$9,400

These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts Powerfleet will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill and annual amortization expense of approximately $1.6 million, assuming an overall weighted average useful life of 11.6 years.

Note 2 – Transaction accounting adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

(A)	A preliminary valuation analysis of the fair value of MiX Telematics’ assets acquired and liabilities to be assumed was performed. Refer to Note 1 above for additional information.

The following adjustments were recorded to arrive at the preliminary purchase price referenced in Note 1 as of December 31, 2023: (i) an increase in identifiable intangible assets of $138.8 million, (ii) an increase in deferred tax liability of $34.9 million, (iii) a decrease due to fair value adjustments in other assets of $9.4 million and (iv) an increase in goodwill of $162.5 million.

The adjustment to goodwill and intangible assets, net, reflects adjustment to remove MiX Telematics’ historical goodwill of $39.1 million and record goodwill resulting from the acquisition of $201.6 million and to remove the MiX Telematics historical intangibles of $21.2 million, MiX Telematics historical other assets of $9.4 million and record intangibles resulting from the acquisition of $160.0 million.

(B)	Total transaction costs of $10.0 million ($6.3 million in accumulated deficit and $3.7 million related to withholding taxes related to the acceleration of Powerfleet stock options and restricted stock stock options and restricted stock in additional paid in capital) to be paid by Powerfleet as part of the closing of the transaction and other costs of $0.8 million.

(C)	Stockholders’ equity includes the following adjustments:

1.	Common stock and Additional Paid in Capital increases by $362.0 million, being the estimated consideration based on Powerfleet’s closing share price of $5.12 on April 2, 2024.

2.	Elimination of historical MiX ordinary shares, treasury stock, retained earnings and other equity reserves amounting to $108.0 million (in thousands):

Elimination of historical equity accounts of MiX Telematics	$(108,012)
Estimated total value of Powerfleet common stock to be issued	362,008	A
Accumulated deficit adjustments	(11,935)	D
Compensation costs related to acceleration of Powerfleet stock options and restricted stock	1,126	E
Fair value of replacement awards issued by the acquirer	3,012	F
Total	$246,199	C

3.	Pro forma earnings per share data is based on the weighted-average shares outstanding of Powerfleet common stock for the period presented and assumes the issuance of approximately 70.7 million shares of Powerfleet common stock at the closing of the scheme and the vesting of 1,368,567 unvested restricted stock at December 31, 2023. Powerfleet’s historical earnings per share is computed based on the allocation of Powerfleet’s net income to common shareholders divided by the weighted-average common shares outstanding under the two-class method.

(D)	Accumulated deficit includes the following adjustments (in thousands):

Transaction costs (B)	$(6,315)
Other costs (B)	(806)
Acceleration of Powerfleet stock options and restricted stock (E)	(4,814)
Total	$(11,935)

(E)	Compensation costs related to acceleration of Powerfleet stock options and restricted stock consists of the following (in thousands):

Acceleration of Powerfleet stock options and restricted stock	$4,814
Withholding taxes related to the acceleration of Powerfleet stock options and restricted stock (included in total transaction costs)	(3,688)
Total	$1,126

$4.8 million share-based payment cost is recognized in accumulated losses and additional paid-in capital for the acceleration of Powerfleet stock options and restricted stock expected on the scheme implementation date. The amount recognized is based on the acceleration of future share-based payment costs expected at December 31, 2023. The accelerated vesting will result in an additional 1,368,567 shares of Powerfleet common stock being issued.

(F)	The fair value of the replacement awards for the MiX Telematics equity plans is the difference between the fair value of the original MiX Telematics awards and the fair value of the replacement PowerFleet awards granted to existing MiX Telematics employees. The valuation was performed as at April 2, 2024. $3.0 million related to pre-combination vesting was taken into account in the consideration transferred, refer to Note 1. The remaining fair value of the replacement awards is recognized over the remaining vesting period as post combination compensation costs. For the year ended December 31, 2023 $5.0 million was recognized in selling, general and administrative expenses.

(G)	Cost of revenues for the year ended December 31, 2023 includes the following adjustments (in thousands):

Amortization of identifiable intangible assets (Note 1)	$9,400
Reversal of amortization of other assets (Note 1)	(4,179)
Total	$5,221

(H)	Selling, general and administrative expenses for the year ended December 31, 2023 includes the following adjustments (in thousands):

Powerfleet historical share-based payment costs reversed as vesting accelerated (E)	1,948
Transaction costs related to the acquirer, Powerfleet	(6,315)
Reversal of amortization of other assets (Note 1)	899
Expense for the replacement awards issued by the acquirer (F)	(5,040)
MiX Telematics historical share-based payment costs reversed as replacement rewards granted	1,005
Total	$(7,503)

(I)	Tax effects at the South African tax rate of 27% on amortization of intangible assets and reversal of other assets.

Note 3 – Other transaction accounting adjustments

(J)

Powerfleet raised new net debt funding of $103.8 million (or $102.7 million, net of fees of $1.1 million) in order to fully redeem all outstanding Series A preferred stock. The Series A preferred stock was redeemable at $90.3 million. The debt funding consisted of senior secured debt ($18.8 million from Israel and $85.0 million from South Africa). The senior secured debt has a 3-year and 5-year term. The difference of $10.0 million between the carrying value of $80.3 million and the redemption value of $90.3 million was recognized as an adjustment to accumulated deficit.

The debt was split between current and non-current as follows (in thousands):

Short-term bank debt and current maturities of long-term debt	$587
Long-term debt, less current maturities	102,082
Total	$102,669

(K)	The net increase in cash on hand reflects the new debt of $103.8 million incurred to finance the redemption of the Series A preferred stock, less $90.3 million of settlements related to the Series A preferred stock and $1.1 million of debt issuance costs.

(In thousands)
Settlement of Series A preferred stock	$(90,273)
Increase for issuance of new debt	103,800
Debt structuring fees	(1,131)
Cash on hand	$12,396

(L)	Represents the net increase to interest expense resulting from interest on the new debt to finance the redemption of the Series A preferred stock and the amortization of related debt issuance costs as follows:

(In thousands)
Interest expense on new debt	$(9,133)
Amortization of new debt issuance costs	(293)
Total	$(9,426)

(M)	Tax expense on the additional withholding tax on interest related to funding raised.

(N)	The redemption is assumed to take place on January 1, 2023; therefore the Accretion of preferred stock and Preferred stock dividends recognized by Powerfleet for the year ended December 31, 2023 has been reversed.

(O)	Reclassifications have been made to MiX Telematics’ unaudited consolidated statement of income for the nine months ended December 31, 2023 included in MiX Telematics’ Quarterly Report on Form 10-Q plus the three months ended March 31, 2023, to conform the presentation to Powerfleet’s accounting policies for:

a.	right of use asset included in fixed assets by MiX Telematics presented separately by Powerfleet;

b.	combine accounts payable and accrued expenses and other liabilities presented separately by MiX Telematics to conform to the Powerfleet presentation;

c.	current portion of lease liability included in accrued expenses and other liabilities by MiX Telematics presented separately by Powerfleet;

d.	research and development expenses included in administration and other expenses presented separately by Powerfleet;

e.	combine sales and marketing expenses and administration and other expenses to conform to the Powerfleet presentation.